Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Lorne E. Phillips, CFO Pioneer Drilling Company 210-828-7689 Lisa Elliott / lelliott@drg-e.com Anne Pearson / apearson@drg-e.com DRG&E / 713-529-6600

Pioneer Drilling Reports Second Quarter 2009 Results

SAN ANTONIO, Texas, August 6, 2009 – Pioneer Drilling Company, Inc. (NYSE Amex : PDC) today reported financial and operating results for the three months ended June 30, 2009.

Second Quarter 2009 Results

Net loss for the second quarter was $6.3 million, or $0.13 per share, compared with net income of $618,000, or $0.01 per diluted share for the three months ended March 31, 2009 (“the prior quarter”). Net income for the three months ended June 30, 2008 (“the year-earlier quarter”) was $19.1 million, or $0.38 per diluted share.

Revenues for the second quarter were $69.1 million, compared with $100.8 million for the prior quarter and $152.5 million for the year-earlier quarter. EBITDA(1) for the second quarter was $17.9 million, compared to $27.8 million for the prior quarter and $53.4 million for the year-earlier quarter.

First Six Months of 2009 Results

Net loss for the six months ended June 30, 2009 was $5.6 million, or $0.11 per share, compared with net income of $31.0 million, or $0.61 per diluted share for the six months ended June 30, 2008. Revenues for the first six months of 2009 were $170.0 million, compared with $265.9 million for the prior year’s first six months. EBITDA for the first six months of 2009 was $45.7 million, compared to $89.6 million for the comparable period in 2008.

Operating Results

Revenues for the Drilling Services Division were $45.7 million for the second quarter, a 36% decline from the prior quarter. During the second quarter, the utilization rate for our drilling rigs averaged 35%, down from 52% in the prior quarter and 90% in the year-earlier quarter. With the lower utilization rate, the number of revenue days dropped to 2,238, a 32% decline from the prior quarter. The Drilling Services margin(2) per day decreased $541, or 7%, to $7,723 in the second quarter as compared to the prior quarter.

Revenues for the Production Services Division declined 21% to $23.4 million for the second quarter, compared to $29.5 million in the prior quarter. Production Services margin(2) decreased 21% to $8.5 million, compared to $10.8 million in the prior quarter. Margin as a percentage of revenue remained steady from the prior quarter at 36%. Currently, 60 of Pioneer’s 74 workover rigs have crews assigned and are operating or being actively marketed, while the remaining 14 workover rigs are idle with no crews assigned.

“As we anticipated, U.S. land rig counts and production services activity may have bottomed at the end of the second quarter, and while the market seems to be stabilizing, there are limited signs of improvement,” said Wm. Stacy Locke, President and CEO of Pioneer Drilling. “Certain regions of the country are showing signs of increasing activity, in part due to improving oil prices, but we believe improvement this year will be gradual and modest.

“During the second quarter, we established an Appalachian drilling division to focus on operations in the Marcellus Shale. We currently have one drilling rig operating in our Appalachian division, with a second rig expected to begin operating by late August 2009. In addition, we launched wireline operations in the Marcellus Shale play.

“Currently, we have 26 of our 71 drilling rigs, or 37%, earning revenue under drilling contracts,” continued Mr. Locke. “Four of these drilling rigs are earning revenue through early contract termination fees while the rigs are stacked. In Colombia, all five of our drilling rigs are under contract.

“We continue to focus on reducing costs where possible. Our selling, general and administrative expenses were reduced 11% to $9 million in the second quarter, and operating costs were reduced in conjunction with declining revenues in both our Drilling Services and Production Services divisions. These reductions enabled us to hold margin percentages steady when compared to the prior quarter. Also, we are closely monitoring liquidity and will continue to focus our capital expenditures primarily on routine expenditures that are required to maintain safe and efficient operations and discretionary expenditures that may be required to obtain new contracts,” Locke said.

Pioneer’s working capital was $70.0 million at June 30, 2009, up from $67.3 million at March 31, and our cash and cash equivalents were $43.7 million at the end of the second quarter, up $13.7 million from the prior quarter. For the year, cash and cash equivalents increased $16.9 million, primarily due to cash provided by operations of $80.7 million, offset by $47.7 million of property and equipment expenditures and $16.4 million of debt payments. We have $131.0 million of borrowing availability on our senior secured revolving credit facility, with $257.5 million due at maturity in February 2013.

Conference Call

Pioneer’s management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial 480-629-9645 at least 10 minutes early and ask for the Pioneer Drilling conference call. A replay will be available approximately two hours after the call ends and will be accessible until August 13. To access the replay, dial (303) 590-3030 and enter the pass code 4106201#.

The conference call will also be available on the Internet at Pioneer’s Web site at www.pioneerdrlg.com. To listen to the live call, visit Pioneer’s Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail dmw@drg-e.com.

About Pioneer

Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain and Appalachian regions and internationally in Colombia through its Pioneer Drilling Services Division. The Company also provides workover rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent, Rocky Mountain and Appalachian regions through its Pioneer Production Services Division. Its fleet consists of 71 land drilling rigs that drill at depths ranging from 6,000 to 25,000 feet, 74 workover rigs (sixty-nine 550 horsepower rigs, four 600 horsepower rigs and one 400 horsepower rig), 61 wireline units, and fishing and rental tools.

Cautionary Statement Regarding Forward-Looking Statements,

Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends, risks associated with the current global economic crisis and its impact on capital markets and liquidity, the continued strength or weakness of the oil and gas production industry in the geographic areas in which we operate including the price of oil and natural gas in general, and the recent precipitous decline in prices in particular, and the impact of commodity prices and other factors upon future decisions about onshore exploration and development projects to be made by oil and gas companies and their ability to obtain necessary financing, the highly competitive nature of our business, difficulty in integrating the services of acquired companies, including the production services businesses of WEDGE, Competition, Paltec and Pettus in an efficient and effective manner, the availability, terms and deployment of capital, the availability of qualified personnel, changes in, or our failure or inability to comply with, government regulations, including those relating to the environment, the economic and business conditions of our international operations, challenges in achieving strategic objectives, and the risk that our markets do not evolve as anticipated. We have discussed many of these factors in more detail in our annual report on Form 10-K for the year ended December 31, 2008. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release, or in our annual report on Form 10-K could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as the date on which they are made and we undertake no duty to update or revise any forward-looking statements. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.

(1)

We define EBITDA as earnings (loss) before interest income (expense), taxes, depreciation, amortization and impairments. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net earnings (loss) to EBITDA is included in the tables to this press release. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

(2)	Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenues less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer management. A reconciliation of Drilling Services margin and Production Services margin to net earnings (loss) is included in the tables to this press release. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

– Financial Statements and Information Follow –

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2009	2008	2009	2009	2008
Revenues:
Drilling services	$45,720	$109,250	$71,366	$117,086	209,291
Production services	23,400	43,297	29,474	52,874	56,653

Total revenue	69,120	152,547	100,840	169,960	265,944

Costs and Expenses:
Drilling services	28,437	64,277	44,128	72,565	127,774
Production services	14,906	21,916	18,716	33,622	28,845
Depreciation and amortization	26,069	20,580	25,446	51,515	37,699
Selling, general and administrative	8,951	12,150	10,027	18,978	19,872
Bad debt (recovery) expense	30	(92)	(334)	(304)	43

Total costs and expenses	78,393	118,831	97,983	176,376	214,233

Income (loss) from operations	(9,273)	33,716	2,857	(6,416)	51,711

Other (expense) income:
Interest expense	(1,728)	(4,265)	(1,988)	(3,716)	(5,839)
Interest income	55	205	84	139	790
Other	1,140	(930)	(515)	625	162

Total other (expense) income	(533)	(4,990)	(2,419)	(2,952)	(4,887)

Income (loss) before income taxes	(9,806)	28,726	438	(9,368)	46,824
Income tax benefit (expense)	3,547	(9,609)	180	3,727	(15,859)

Net earnings (loss)	$(6,259)	$19,117	$618	$(5,641)	$30,965

Earnings (loss) per common share:
Basic	$(0.13)	$0.38	$0.01	$(0.11)	$0.62

Diluted	$(0.13)	$0.38	$0.01	$(0.11)	$0.61

Weighted average number of shares outstanding:
Basic	49,826	49,789	49,824	49,825	49,774
Diluted	49,826	50,483	49,929	49,825	50,369

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2009	December 31, 2008
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$43,700	$26,821
Receivables, net of allowance for doubtful accounts	73,071	99,423
Deferred income taxes	4,919	6,270
Inventory	4,649	3,874
Prepaid expenses and other current assets	4,194	8,902

Total current assets	130,533	145,290

Net property and equipment	623,975	627,562
Intangible assets, net of amortization	27,696	29,969
Other long-term assets	19,401	21,658

Total assets	$801,605	$824,479

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,215	$21,830
Current portion of long-term debt	2,081	17,298
Prepaid drilling contracts	—	1,171
Accrued expenses	46,191	40,619

Total current liabilities	60,487	80,918
Long-term debt, less current portion	260,914	262,115
Other long term liabilities	6,135	6,413
Deferred taxes	62,507	60,915

Total liabilities	390,043	410,361
Total shareholders’ equity	411,562	414,118

Total liabilities and shareholders’ equity	$801,605	$824,479

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six months ended June 30,
	2009	2008
Cash flows from operating activities:
Net earnings (loss)	$(5,641)	$30,965
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	51,515	37,699
Allowance for doubtful accounts	96	320
(Gain) loss on dispositions of property and equipment	91	(377)
Stock-based compensation expense	3,889	1,848
Deferred income taxes	3,450	2,919
Change in other assets	907	256
Change in non-current liabilities	(991)	(168)
Changes in current assets and liabilities	27,397	1,964

Net cash provided by operating activities	80,713	75,426

Cash flows from investing activities:
Acquisition of WEDGE	—	(313,610)
Acquisition of Competition Wireline	—	(26,101)
Purchases of property and equipment	(47,677)	(58,936)
Purchase of auction rate securities	—	(16,475)
Proceeds from sale of property and equipment	261	1,851
Proceeds from insurance recoveries	36	2,301

Net cash used in investing activities	(47,380)	(410,970)

Cash flows from financing activities:
Debt repayments	(16,418)	(32,170)
Proceeds from issuance of debt	—	311,500
Debt issuance costs	—	(3,323)
Proceeds from sale of common stock	—	653
Excess tax benefit (reductions) for stock option exercises	(36)	250

Net cash used in by financing activities	(16,454)	276,910

Net increase (decrease) in cash and cash equivalents	16,879	(58,634)
Beginning cash and cash equivalents	26,821	76,703

Ending cash and cash equivalents	$43,700	$18,069

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands)

(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2009	2008	2009	2009	2008
Drilling Services Division:
Revenues	$45,720	$109,250	$71,366	$117,086	$209,291
Operating costs	28,437	64,277	44,128	72,565	127,774

Drilling services margin (1)	$17,283	$44,973	$27,238	$44,521	$81,517

Average number of drilling rigs	70.7	66.7	70.0	70.3	66.6
Utilization rate	35%	90%	52%	44%	87%
Revenue days	2,238	5,475	3,296	5,534	10,511

Average revenues per day	$20,429	$19,954	$21,652	$21,158	$19,912
Average operating costs per day	12,706	11,740	13,388	13,113	12,156

Drilling services margin per day (2)	$7,723	$8,214	$8,264	$8,045	$7,756

Production Services Division:
Revenues	$23,400	$43,297	$29,474	$52,874	$56,653
Operating costs	14,906	21,916	18,716	33,622	28,845

Production services margin (1)	$8,494	$21,381	$10,758	$19,252	$27,808

Combined:
Revenues	$69,120	$152,547	$100,840	$169,960	$265,944
Operating Costs	43,343	86,193	62,844	106,187	156,619

Combined margin	$25,777	$66,354	$37,996	$63,773	$109,325

EBITDA (3)	$17,936	$53,366	$27,788	$45,724	$89,572

(1)	Drilling services margin represents contract drilling revenues less contract drilling operating costs. Production services margin represents production services revenue less production services operating costs. Pioneer believes that Drilling services margin and Production services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under generally accepted accounting principles. However, Drilling services margin and Production services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of Drilling services margin and Production services margin to net earnings (loss) is included in the table below. Drilling services margin and production services margin as presented may not be comparable to other similarly titled measures reported by other companies.
(2)	Drilling services margin per revenue day represents the Drilling Services Division’s average revenue per revenue day less average operating costs per revenue day.
(3)	We define EBITDA as earnings (loss) before interest income (expense), taxes, depreciation, amortization and impairments. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net earnings (loss) as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net earnings (loss) to EBITDA is included in the table below. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Reconciliation of Combined Drilling Services Margin and Production

Services Margin and EBITDA to Net Earnings (Loss)

(in thousands)

(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2009	2008	2009	2009	2008
Combined margin	$25,777	$66,354	$37,996	$63,773	$109,325

General and administrative	(8,951)	(12,150)	(10,027)	(18,978)	(19,872)
Bad debt expense (recoveries)	(30)	92	334	304	(43)
Other income (expense)	1,140	(930)	(515)	625	162

EBITDA	17,936	53,366	27,788	45,724	89,572

Depreciation and amortization	(26,069)	(20,580)	(25,446)	(51,515)	(37,699)
Interest income (expense), net	(1,673)	(4,060)	(1,904)	(3,577)	(5,049)
Income tax expense	3,547	(9,609)	180	3,727	(15,859)

Net earnings (loss)	$(6,259)	$19,117	$618	$(5,641)	$30,965

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Capital Expenditures

(in thousands)

(unaudited)

						Budget
	Three months ended			Six months ended		Year Ending
	June 30,		March 31,	June 30,		December 31,
	2009	2008	2009	2009	2008	2009
Capital expenditures:

Drilling Services Division:
Routine rigs	$1,788	$3,814	$3,896	$5,684	$7,821	$13,100
Discretionary	5,455	13,704	6,063	11,518	32,718	32,100
Tubulars	1,102	3	868	1,970	1,050	5,000
New-builds and acquisitions	—	1,087	—	—	1,833	—

Total Drilling Services Division capital expenditures	8,345	18,608	10,827	19,172	43,422	50,200

Production Services Division:
Routine	1,023	835	1,713	2,736	943	5,800
Discretionary	90	—	81	171	—	2,200
New-builds and acquisitions	246	6,008	4,479	4,725	9,039	7,000

Total Production Services Division capital expenditures	1,359	6,843	6,273	7,632	9,982	15,000

Actual and budgeted capital expenditures	9,704	25,451	17,100	26,804	53,404	65,200

Budgeted capital expenditures approved in 2008 that will be incurred in 2009	8,778	—	9,638	18,416	—	19,310

	$18,482	$25,451	$26,738	$45,220	$53,404	$84,510

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Drilling Rig, Workover Rig and Wireline Unit Information

	Rig Type
	Mechanical	Electric	Total Rigs
Drilling Services Division:

Drilling rig horsepower ratings:
550 to 700 HP	6	—	6
750 to 900 HP	14	2	16
1000 HP	18	12	30
1200 to 2000 HP	3	16	19

Total	41	30	71

Drilling rig depth ratings:
Less than 10,000 feet	8	2	10
10,000 to 13,900 feet	30	7	37
14,000 to 25,000 feet	3	21	24

Total	41	30	71

Production Services Division:

Workover rig horsepower ratings:
400 HP			1
550 HP			69
600 HP			4

Total			74

Wireline units			61

Fishing & Rental Tools Inventory			$15 Million

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